Exhibit 99.4
P. H. Glatfelter Company
EXCHANGE OFFER IN RESPECT OF
all outstanding unregistered 7 1/8% notes due 2016
($200,000,000 aggregate principal amount)
for
7 1/8% exchange notes due 2016
that have been registered under the Securities Act of 1933

Fully and unconditionally guaranteed as to payment of principal and interest by the certain of P. H. Glatfelter Company’s domestic subsidiaries

To Registered Holders:
      We are enclosing herewith the material listed below relating to the offer (the “Exchange Offer”) by P. H. Glatfelter Company to exchange $200,000,000 aggregate principal amount of unregistered 7 1/8% notes due 2016 for 7 1/8 % exchange notes due 2016 which are registered under the Securities Act of 1933, as amended upon the terms and subject to the conditions set forth in the Prospectus dated                     , 2006 (the “Prospectus”) and the related Letter of Transmittal.
      Enclosed herewith are copies of the following documents:

1.	Prospectus dated , 2006;

2.	Letter of Transmittal, including Guidelines for Certification of Taxpayer Identification;

3.	Instruction to Registered Holder from Beneficial Owner; and

4.	Letter to Clients which may be sent to your clients for whose account you hold unregistered securities in your name or in the name of your nominee, which shall accompany the Instruction to Registered Holder from Beneficial Owner for obtaining such client’s instruction with regard to the Exchange Offer.
      We urge you to contact your clients promptly. Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on                     , 2006 unless the exchange offer is extended by P. H. Glatfelter Company in its sole discretion.
      The Exchange Offer is not conditioned upon any minimum number of unregistered securities being tendered.
      Pursuant to the Letter of Transmittal, each holder of unregistered securities (a “Holder”) will represent to P. H. Glatfelter Company that:

•	the exchange securities acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving the exchange securities, whether or not the person is the Holder;

•	neither the Holder nor any other recipient of the exchange securities (if different than the Holder) is engaged in, intends to engage in, or has any arrangement or understanding with any person to participate in, the distribution of the unregistered securities or exchange securities;

•	neither the Holder nor any other recipient is an “affiliate” of P. H. Glatfelter Company as defined in Rule 405 promulgated under the Securities Act or, if the Holder or such recipient is an affiliate, that the Holder or such recipient will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if the signatory is a broker-dealer, it has not entered into any arrangement or understanding with P. H. Glatfelter Company or any “affiliate” of P. H. Glatfelter Company as defined in Rule 405 promulgated under the Securities Act to distribute the exchange securities;

•	if the signatory is a broker-dealer, the signatory further represents and warrants that if it will receive exchange securities for its own account in exchange for unregistered securities that were acquired as a result of market-making activities or other trading activities, the signatory will deliver a prospectus meeting the requirements of the Securities Act (for which purposes, the delivery of the Prospectus, as the same may be hereafter supplemented or amended, shall be sufficient) in connection with any resale of exchange securities received in the Exchange Offer; and

•	the Holder is not acting on behalf of any person or entity that could not truthfully make these representations.
      By acknowledging that you will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange securities, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act.
      The enclosed Instruction to Registered Holders from Beneficial Owner contains an authorization by the beneficial owners of the unregistered securities for you to make the foregoing representations.
      P. H. Glatfelter Company will not pay any fee or commission to any broker or dealer or to any other person other than the exchange agent for the Exchange Offer. P. H. Glatfelter Company will pay all transfer taxes, if any, applicable to the exchange of unregistered securities pursuant to the Exchange Offer, except as otherwise provided in the Prospectus under the caption “The Exchange Offer — Fees and Expenses.”

      Any inquiries you may have with respect to the Exchange Offer may be addressed to, and additional copies of the enclosed materials may be obtained from, the Exchange Agent, SunTrust Bank, in the manner set forth below.
Exchange Agent:

By Facsimile:	By Registered or Certified Mail:	By Hand/Overnight Delivery:

(804) 782-7855	SunTrust Bank	SunTrust Bank
	Pat Welling	Pat Welling
	First Vice President, Corporate Trust Department	First Vice President, Corporate Trust Department
Confirm by Telephone:	Mail Code HDQ-5310	Mail Code HDQ-5310
	919 East Main Street	919 East Main Street
(804) 782-5170	Richmond, VA 23219	Richmond, VA 23219

Very truly yours,

P. H. GLATFELTER COMPANY
      NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF P. H. GLATFELTER COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF P. H. GLATFELTER COMPANY OR THE EXCHANGE AGENT IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED HEREIN.

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